Exhibit 7.15

EXECUTION VERSION

AMENDED AND RESTATED OPTION AGREEMENT

This Amended and Restated Option Agreement (this “Agreement”) is made and entered into as of May 30, 2024 by and between Maxeon Solar Technologies, Ltd., a company incorporated under the Laws of Singapore (previously Maxeon Solar Technologies Pte., Ltd.) (the “Issuer”), and Zhonghuan Singapore Investment and Development Pte. Ltd., a private company limited by shares incorporated under the laws of Singapore (the “Holder”).

WHEREAS, on August 26, 2020 the Issuer and the Holder entered into an Option Agreement (as amended, supplemented, amended and restated or otherwise modified prior to the date hereof, the “Initial Option Agreement”) granting the Holder or its designee an option to purchase ordinary shares, no par value, of the Issuer (“Issuer Shares”);

WHEREAS, on or about the date hereof, the Issuer entered into exchange agreements with certain holders of the Issuer’s 6.50% Green Convertible Senior Notes due 2025 (the “2025 Notes”) to exchange such 2025 Notes, pursuant to the terms and conditions set forth in the applicable exchange agreement (such transactions, collectively, the “Existing Note Exchange”), for (a) Adjustable Rate Convertible Second Lien Senior Secured Notes due 2028 (the “2L Notes”) and (b) warrants entitling such holders, under certain circumstances, to purchase 10% of the Issuer Shares on a fully-diluted basis (the “Warrants”);

WHEREAS, the indenture governing the 2L Notes is expected to give the Issuer the option to require all of the then-outstanding Tranche A 2L Notes to be exchanged into Issuer Shares at the conversion price set forth therein and subject to the terms and conditions therein (the “Tranche A Exchange”); and

WHEREAS, in connection with the Existing Note Exchange, the Issuer and the Holder desire to amend and restate the Initial Option Agreement in its entirety as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the Issuer and the Holder hereby agree as follows:

1. Grant of Option. The Issuer hereby grants to the Holder an option (the “Option”) to purchase such number of Issuer Shares as is necessary for the Holder to maintain its percentage ownership of outstanding Issuer Shares (measured to the fourth decimal) immediately following (a) any conversion of 2025 Notes that remain outstanding after consummation of the Existing Note Exchange into Issuer Shares, (b) from and after consummation of the Tranche A Exchange, any conversion of 2L Notes into Issuer Shares (the transactions described in clauses (a) and (b), each, a “Conversion”), and (c) any exercise of Warrants (each, an “Exercise”), in each case, as compared to the Holder’s percentage ownership of outstanding Issuer Shares (measured to the fourth decimal) immediately prior to such Conversion or Exercise (the Issuer Shares issuable to the Holder pursuant to this Agreement, the “Option Shares”). The Option shall be exercisable from time to time in accordance with the exercise procedures set forth in Section 2.  The term “outstanding Issuer Shares” and terms of similar import mean, at any given time, the total number of Issuer Shares actually issued and outstanding as of such time but without regard to any equity securities or other securities or instruments, including any 2025 Notes, 2L Notes or the Company’s convertible first lien senior secured notes, that are exercisable or exchangeable for or convertible into Issuer Shares.

2. Exercise Procedures.

(a)
Settlement Notice. At any time on or prior to January 15, 2028 (the “Option Expiration Date”), when (i) any holder of 2025 Notes or, from and after consummation of the Tranche A Exchange, 2L Notes completes a Conversion, and such Conversion is to be settled through the issuance of Issuer Shares or (ii) any holder of Warrants completes an Exercise, and such Exercise is to be settled through the issuance of Issuer Shares (the transactions described in clauses (i) and (ii), each, a “Share Settlement”), the Issuer shall  provide the Holder with prompt written notice of such Share Settlement within two (2) Business Days after completion of such Share Settlement (a “Settlement Notice”), which Settlement Notice shall include the date of the Share Settlement, the aggregate principal amount of 2025 Notes or 2L Notes, as applicable, converted into Issuer Shares in such Conversion or the number of Warrants exercised in such Exercise, as applicable, the number of Issuer Shares issued in the Share Settlement, the number of outstanding Issuer Shares immediately following such Share Settlement, the number of Option Shares which the Holder has the right to purchase pursuant to this Agreement as a result of such Share Settlement and the applicable Exercise Price (as defined below). “Business Day” means a day that is not a Saturday, Sunday or day on which banking institutions in (i) New York, New York, (ii) Beijing, People’s Republic of China or (iii) Singapore are authorized or required by law to close.

(b)
Exercise. In connection with any Share Settlement, the Holder may exercise the Option and purchase the relevant Option Shares at a price per share equal to the Exercise Price by, within twenty (20) Business Days after the receipt of the Settlement Notice relating to such Share Settlement, (i) notifying the Issuer in writing of its intent to exercise the Option and purchase all or a portion of the relevant Option Shares (such notice, an “Exercise Notice”) and (ii) delivering to the Issuer the aggregate Exercise Price for the relevant Option Shares specified in such Exercise Notice. To the extent the Holder has not fully exercised the Option and purchased all of the Options Shares specified in any Settlement Notice following any Share Settlement, the Holder may exercise the Option and purchase all or a portion of the Option Shares that have not been purchased by the Holder from all prior Share Settlements (the “Remaining Option Shares”) by, no later than twenty (20) Business Days after the Option Expiration Date, (i) notifying the Issuer in writing of its intent to exercise the Option and purchase all or a portion of the Remaining Option Shares and (ii) delivering to the Issuer the aggregate Exercise Price for such number of the Remaining Option Shares. All notices delivered by the Holder to the Issuer pursuant to this Section 2 shall set forth the total number of Option Shares it will purchase and the calculation of the aggregate Exercise Price for such Option Shares. The “Exercise Price” per Option Share means (A) prior to the date of consummation of the Existing Note Exchange, the lesser of (x) the price per share at which the Holder invested in the Issuer Shares pursuant to that certain Investment Agreement among the Holder, the Issuer and certain other parties dated as of November 8, 2019 (the “Investment Agreement”), which shall be equal to the Purchase Price (as defined in the Investment Agreement) divided by the number of Purchased Shares (as defined in the Investment Agreement), and (y) the average of the daily volume weighted average prices per Issuer Share over a fifteen (15) consecutive trading day period commencing on, and including, the fifth (5th) trading day following the Separation (as defined in the Investment Agreement); (B) from the date of consummation of the Existing Note Exchange until the date of consummation of a sale and issuance of Issuer Shares for an aggregate purchase price of US$100,000,000 (as such amount may be rounded downward to avoid the issuance of fractional shares) in a private placement by the Issuer to the Holder in accordance with the terms of a forward purchase agreement between the Issuer and the Holder (the “Forward Purchase”), the average of the daily volume weighted average prices per Issuer Share over a ten (10) consecutive trading day period commencing on, and including, the day after the public announcement of the Existing Note Exchange and (C) from and after the date of consummation of the Forward Purchase, the per share conversion price of tranche B of the 2L Notes in effect as of the time of the applicable Share Settlement.  All payments of the Exercise Price shall be made by wire transfer to the Issuer to an account designated by the Issuer and set forth in the Settlement Notice.  For purposes of clause (B) of this paragraph, the volume weighted average price per Issuer Share for any trading day shall equal the per share volume-weighted average price of the Issuer Shares as displayed under the heading “Bloomberg VWAP” on Bloomberg page identified by “MAXN” (or such other ticker symbol for such Ordinary Shares) appended by the suffix “<EQUITY> AQR” (or, if such page is not available, its equivalent successor page) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such trading day (or, if such volume- weighted average price is unavailable, the market value of one Issuer Share on such trading day, reasonably determined, using a volume-weighted average price method, by a nationally recognized independent investment banking firm selected by the Issuer), with such volume weighted average price per share to be determined without regard to after-hours trading or any other trading outside of the regular trading session.

(c)
Delivery of Option Shares. Within one (1) Business Day after the purchase of Option Shares pursuant to this Agreement and receipt by the Issuer of the aggregate Exercise Price for such Option Shares, the Issuer shall issue such Option Shares to the Holder by book entry on the share ledger maintained by the transfer agent for the Issuer Shares.

3. Transfer. The Option to purchase the Option Shares shall neither be transferable nor assignable by the Holder without the prior written consent of the Issuer.

4. Issuer Representations. The Issuer represents and warrants to the Holder on the date hereof and at the time of each issuance of Option Shares that:

(a)
The Issuer has been duly incorporated, is validly existing and is in good standing under the laws of Singapore, with corporate power and authority to own, lease and operate its properties and conduct its business as presently conducted.

(b)
The Option Shares have been duly authorized and, when issued and delivered to the Holder against full payment therefor in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable, and will be owned of record and beneficially by the Holder, free and clear of any liens other than liens arising pursuant to any shareholders agreement between the Holder and the Issuer or any transfer restrictions arising under applicable securities law.

(c)
This Agreement has been duly authorized, executed and delivered by the Issuer and is enforceable in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.

(d)
The issuance and sale of the Option Shares and the compliance by the Issuer with all of the provisions of this Agreement and the consummation of the transactions herein will be done in accordance with the Nasdaq Global Select Market rules and will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Issuer or any of its subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Issuer or any of its subsidiaries is a party or by which the Issuer or any of its subsidiaries is bound or to which any of the property or assets of the Issuer is subject, which would have or would be reasonably likely to have, individually or in the aggregate, a material adverse effect on the business, properties, financial condition, stockholders’ equity or results of operations of the Issuer (a “Material Adverse Effect”) or affect the validity of the Option Shares, the legality, validity or enforceability of this Agreement, or the legal authority of the Issuer to comply with the terms of this Agreement; (ii) result in any violation of the provisions of the organizational documents of the Issuer; or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Issuer or any of its subsidiaries or any of their respective properties which would have or would reasonably likely to have a Material Adverse Effect or affect the validity of the Option Shares, the legality, validity or enforceability of this Agreement, or the legal authority of the Issuer to comply with this Agreement.

(e)
Except for such matters as have not had and would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect, there is no proceeding pending or, to the Issuer’s knowledge, threatened against the Issuer or any judgment, decree, injunction, ruling or order of any governmental entity or arbitrator outstanding against the Issuer.

5. Holder Representations. The Holder represents and warrants to the Issuer as of the date hereof and at the time of each purchase of Option Shares that:

(a)
The Holder is acquiring the Option Shares for its own account and not with a view to or for distributing or reselling such Option Shares or any part thereof in violation of the U.S. Securities Act of 1933, as amended (the “Securities Act”), or any applicable state securities law, has no present intention of distributing any of such Option Shares in violation of the Securities Act or any applicable state securities law and has no direct or indirect arrangement or understandings with any other persons to distribute or regarding the distribution of such Option Shares in violation of the Securities Act or any applicable state securities law.

(b)	The Holder is an “accredited investor” as that term is defined in Rule 501(a)(3) of Regulation D promulgated under the Securities Act.

(c)
The Holder understands that the Option Shares may be offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Issuer is relying in part upon the truth and accuracy of, and the Holder’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Holder set forth herein in order to determine the availability of such exemptions and the eligibility of the Holder to acquire the Option Shares.

(d)
The Holder understands that its investment in the Option Shares involves a high degree of risk. The Holder (i) is able to bear the economic risk of an investment in the Option Shares including a total loss thereof, (ii) has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the proposed investment in the Option Shares and (iii) has had an opportunity to ask questions of and receive answers from the officers of the Issuer concerning the financial condition and business of the Issuer and other matters related to an investment in the Option Shares. The Holder has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Option Shares.

6. Shareholder Rights. The Holder shall not have any shareholder rights with respect to any Option Shares until the Holder shall have exercised the Option and purchased such Option Shares pursuant to this Agreement, paid the applicable Exercise Price and become the record holder of such purchased Option Shares.

7. Notices. All notices, requests, claims, demands or other communications under this Agreement will be in writing and will be given or made (and will be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service or by email (followed by delivery of an original via overnight courier service) to the respective parties at the following addresses:

If to the Issuer to:

Maxeon Solar Technologies, Ltd.
8 Marina Boulevard #05-02
Marina Bay Financial Center, 018981
Singapore
Attention: Jeff Waters, Chief Executive Officer
Email: Jeff.Waters@sunpower.com

with copies (which shall not constitute notice) to:

White & Case
16th floor, York House, The Landmark
15 Queen’s Road Central
Hong Kong
Attention: Jessica Zhou; Kaya Proudian
Email: jessica.zhou@whitecase.com; kproudian@whitecase.com

If to the Holder, to:

Zhonghuan Singapore Investment and Development Pte. Ltd.
c/o TCL Zhonghuan Renewable Energy Technology Co., Ltd.
No. 10 South Haitai Road, Huayuan Industrial Park,
Xiqing District, Tianjin, China 300384
Attention:  REN Wei (Head of Investment Dept.); XIA Leon (Head of Legal Dept.)
Email:  renwei@tjsemi.com; leon.xia@tjsemi.com

With copies (which shall not constitute notice) to:

Paul Hastings LLP
200 Park Avenue
New York, NY 10166
Attention: Chris Guhin; Jeff Lowenthal
Email: chrisguhin@paulhastings.com; jefflowenthal@paulhastings.com

8. Successors and Assigns. This Agreement is executed by and shall be binding upon Issuer and the Holder and their respective successors and assigns.

9. Governing Law. This Agreement shall be construed and interpreted in accordance with, and governed in all respects by, the internal laws of the State of New York without reference to any conflicts of law principles.

10. Severability. If any term, covenant or condition of this Agreement shall, to any extent, be invalid or unenforceable, the remainder of this Agreement shall not be affected thereby and each term, covenant or condition of this Agreement shall be valid and shall be enforced to the fullest extent permitted by law.

11. Amendments and Waiver. Any term of this Agreement may be amended and the observance of any term may be waived only with the prior written consent of the Issuer and the Holder.

12. Counterparts. This Agreement may be executed in one or more counterparts, each of which, when executed, shall be deemed to be an original, but all of which, taken together, shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or .pdf shall be as effective as delivery of a manually executed counterpart of this Agreement.

[Signature page follows]

In Witness Whereof, the parties hereto have duly executed this Agreement as of the day and year first written above.

Maxeon Solar Technologies, Ltd.

By:	/s/ Kai Strohbecke
Name: Kai Strohbecke
Title: Authorized Signatory

Zhonghuan Singapore Investment And Development Pte. Ltd.

By:
Name:
Title: Director

[Signature Page to Amended and Restated Option Agreement]